EXHIBIT 107
Calculation of Filing Fee Table

Form S-8
(Form Type)

Pacific Biosciences of California, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value per share, reserved for issuance pursuant to the 2010 Employee Stock Purchase Plan	457(c) and 457(h)	4,000,000	$1.36	$5,440,000	$0.0001381	$751.27
Total Offering Amounts					$5,440,000		$751.27
Total Fee Offsets							$—
Net Fee Due							$751.27

(1)    Represents shares of common stock, par value $0.001 per share (“Common Stock”) of Pacific Biosciences of California, Inc. (the “Registrant”) available for issuance pursuant to awards granted pursuant to the Registrant’s 2010 Employee Stock Purchase Plan (the “2010 ESPP”). In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the 2010 ESPP by reason of an event such as any stock split, stock dividend, recapitalization or similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.
(2)    Represents 4,000,000 additional shares of Common Stock available for issuance as a result of the annual evergreen increase pursuant to the 2010 ESPP.
(3)    Estimated in accordance with Rules (c) and (h) of Rule 457 under the Securities Act solely for the purposes of calculating the registration fee on the basis of 85% of $1.60 per share, which represents the average of the high and low price per share of the Registrant’s Common Stock on February 23, 2026, as reported on The Nasdaq Global Select Market. Pursuant to the 2010 ESPP, the purchase price of the shares of the Registrant’s Common Stock reserved for issuance thereunder will be 85% of the lower of the fair market value of the Common Stock on the first trading day of the offering period or on the last day of the offering period.